Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$12,879,550	$1,658.89

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-180289

(To Prospectus dated March 22, 2012, Prospectus

Supplement dated March 22, 2012 and Product

Supplement STEPS-3 dated November 27, 2013)

1,287,955 Units	Pricing Date	December 10, 2013
$10 principal amount per unit	Settlement Date	December 17, 2013
CUSIP No. 40434B693	Maturity Date	December 29, 2014

STEP Income Securities® Linked to the

Common Stock of Biogen Idec Inc.

•	Maturity of approximately one year and one week
•	Interest payable quarterly at the rate of 9% per year
•	A payment of $0.521 per unit if the Underlying Stock increases to or above 109% of the Starting Value
•	1-to-1 downside exposure to decreases in the Underlying Stock, with up to 100% of the principal amount at risk
•	All payments on the notes subject to the credit risk of HSBC USA Inc.
•	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement STEPS-3.

The estimated initial value of the notes on the pricing date is $9.68 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$ 12,879,550.00
Underwriting discount	$ 0.175	$ 225,392.12
Proceeds, before expenses, to HSBC	$ 9.825	$ 12,654,157.88
(1)	Plus accrued interest from the scheduled settlement date, if settlement occurs after that date. See as well “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

December 10, 2013

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

Summary

The STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide quarterly interest payments. Additionally, if the Ending Value (as determined below) of the Market Measure, which is the common stock of Biogen Idec Inc. (the “Underlying Stock”), is at or above the Step Level, the notes will also provide a payment of $0.521 per unit at maturity. If the Ending Value is less than the Step Level, the Redemption Amount will not be greater than your principal amount. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the principal amount of your notes, and may be as low as zero. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Underlying Stock. See “Terms of the Notes” below.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked notes, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, reduced the economic terms of the notes (including the Step Payment).

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc. (“HSBC”)	In addition to interest payable, on the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of Biogen Idec Inc. (the “Underlying Company”) (NASDAQ symbol: BIIB)
Starting Value:	285.40 (the Volume Weighted Average Price on the pricing date).
Volume Weighted Average Price:	The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:05 p.m. on all U.S. exchanges.
Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier. The Valuation Date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-18 of product supplement STEPS-3.
Valuation Date:	December 19, 2014
Interest Rate:	9% per year
Interest Payment Dates:	March 29, 2014, June 29, 2014, September 29, 2014 and December 29, 2014
Step Payment:	$0.521 per unit, which represents a return of 5.21% of the principal amount.
Step Level:	311.09 (109% of the Starting Value, rounded to two decimal places).
Threshold Value:	285.40 (100% of the Starting Value).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-9.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page PS-20 of product supplement STEPS-3.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC, acting jointly.

STEP Income Securities®	TS-2

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement STEPS-3 dated November 27, 2013: http://www.sec.gov/Archives/edgar/data/83246/000114420413064569/v361709_424b5.htm
▪	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
▪	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEPS-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪You anticipate that the Ending Value will be greater than or equal to the Step Level.

▪You seek interest payments on your investment.

▪You accept that the maximum return on the notes is limited to the sum of the quarterly interest payments and the Step Payment, if any.

▪You accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Starting Value.

▪You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

▪You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and the fees charged, as described on page TS-2.

▪You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪You anticipate that the Ending Value will be less than the Step Level.

▪You anticipate that the price of the Underlying Stock will increase substantially and do not want a payment at maturity that is limited to the Step Payment.

▪You seek principal protection or preservation of capital.

▪In addition to interest payments, you seek an additional guaranteed return above the principal amount.

▪You seek to receive dividends or other distributions paid on the Underlying Stock.

▪You seek an investment for which there will be a liquid secondary market.

▪You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

STEP Income Securities®	TS-3

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

Hypothetical Payments at Maturity

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical payments on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Level, and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100;
2)	a Threshold Value of 100;
3)	a Step Level of 109;
4)	the Step Payment of $0.521 per unit;
5)	the term of the notes from December 17, 2013 to December 29, 2014; and
6)	the interest rate of 9% per year.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 285.40, which was the Volume Weighted Average Price on the pricing date. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. In addition, all payments on the notes are subject to issuer credit risk.

Example 1

The Ending Value is 115 (115% of the Starting Value)

The Ending Value is greater than the Step Level. Consequently, in addition to the quarterly interest payments, you will receive on the maturity date the principal amount of your notes plus the Step Payment of $0.521 per unit. The Redemption Amount per unit on the maturity date will therefore be equal to $10.521 per unit ($10.000 plus the Step Payment of $0.521 per unit).

Example 2

The Ending Value is 105 (105% of the Starting Value)

The Ending Value is greater than the Starting Value but below the Step Level. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date. The Redemption Amount per unit on the maturity date will therefore be equal to $10.00.

Example 3

The Ending Value is 70 (70% of the Starting Value)

The Ending Value is less than the Starting Value and the Threshold Value. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date, and you will participate on a 1-for-1 basis in the decrease in the price of the Underlying Stock. The Redemption Amount per unit will equal:

On the maturity date, you will receive the Redemption Amount per unit of $7.00.

STEP Income Securities®	TS-4

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

Summary of the Hypothetical Examples

	Example 1	Example 2	Example 3
	The Ending Value is greater than or equal to the Step Level	The Ending Value is less than the Step Level but greater than or equal to the Starting Value	The Ending Value is less than the Starting Value and the Threshold Value
Starting Value	100.00	100.00	100.00
Ending Value	115.00	105.00	70.00
Step Level	109.00	109.00	109.00
Threshold Value	100.00	100.00	100.00
Interest Rate (per year)	9.00%	9.00%	9.00%
Step Payment	$0.521	$0.000	$0.000
Redemption Amount per Unit	$10.521	$10.000	$7.000
Total Return of the Underlying Stock(1)	15.00%	5.00%	-30.00%
Total Return on the Notes(2)	14.51%	9.30%	-20.70%

(1)	The total return of the Underlying Stock assumes:
(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;
(b)	a constant dividend yield of 0.00% per year; and
(c)	no transaction fees or expenses.
(2)	The total return on the notes includes interest paid on the notes from December 17, 2013 to December 29, 2014.

STEP Income Securities®	TS-5

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Underlying Stock. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

▪	Your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.
▪	Payments on the notes are subject to our credit risk.
▪	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level.
▪	Your investment return is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.
▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects the implied borrowing rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).
▪	Our implied borrowing rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.
▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-9 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.
▪	The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Market Measure and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.
▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.
▪	The Redemption Amount will not reflect changes in the value of the Underlying Stock prior to the Valuation Date.
▪	Trading and hedging activities by us, MLPF&S, and our respective affiliates may affect your return on the notes and their market value.
▪	Our trading and hedging activities and other business activities, and those of MLPF&S, may create conflicts of interest with you.
▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.
▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.
▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.
▪	You will have no rights as a holder of the Underlying Stock, you will have no rights to receive shares of the Underlying Stock, and you will not be entitled to receive dividends or other distributions by the Underlying Company.

STEP Income Securities®	TS-6

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

▪	We and MLPF&S do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.
▪	Our business activities and those of MLPF&S relating to the Underlying Company may create conflicts of interest with you.
▪	The Underlying Company will have no obligations relating to the notes and we will not perform any due diligence procedures with respect to the Underlying Company.
▪	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-20 of product supplement STEPS-3.
▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-32 of product supplement STEPS-3.

STEP Income Securities®	TS-7

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We have not independently verified the accuracy or completeness of the following information. Biogen Idec Inc. develops, manufactures, and commercializes therapies, focusing on neurology, oncology, and immunology. The company's products address disease such as multiple sclerosis, non-Hodgkin's lymphoma, rheumatoid arthritis, Crohn's disease, and psoriasis.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 875045.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. The Underlying Company will have no obligations with respect to the notes. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the NASDAQ Global Select Market under the symbol “BIIB.”

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

		High ($)	Low ($)
2008	First Quarter	63.29	54.74
	Second Quarter	66.43	55.89
	Third Quarter	71.38	45.37
	Fourth Quarter	50.50	39.02

2009	First Quarter	53.28	43.64
	Second Quarter	53.64	45.15
	Third Quarter	51.55	44.49
	Fourth Quarter	53.70	42.13

2010	First Quarter	59.84	52.67
	Second Quarter	57.53	46.22
	Third Quarter	58.42	46.73
	Fourth Quarter	68.22	56.53

2011	First Quarter	73.39	65.08
	Second Quarter	108.98	72.96
	Third Quarter	108.48	85.03
	Fourth Quarter	118.72	88.96

2012	First Quarter	126.48	113.50
	Second Quarter	144.38	125.02
	Third Quarter	156.06	139.23
	Fourth Quarter	154.22	135.61

2013	First Quarter	192.91	142.82
	Second Quarter	240.86	192.77
	Third Quarter	248.13	206.53
	Fourth Quarter (through the pricing date)	295.88	224.02

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

STEP Income Securities®	TS-8

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the estimated initial value.

The value of the notes shown on your account statement provided by MLPF&S will be based on their estimate of the value of the notes if MLPF&S or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, the issuer’s creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the interest payments on the notes and the Redemption Amount, will be calculated based on the $10 principal amount per unit. The Redemption Amount will depend on the performance of the Underlying Stock . We are also required to make the interest payments on the notes. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by MLPF&S seeking bids from market participants, which could include one of our affiliates and MLPF&S and its affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds” on page PS-15 of product supplement STEPS-3.

STEP Income Securities®	TS-9

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as income-bearing pre-paid executory contracts linked to the Underlying Stock.
▪	Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to a U.S. holder (as defined in the prospectus supplement) at the time received or accrued in accordance with the U.S. holder’s regular method of accounting. Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than with respect to amounts representing accrued stated periodic interest payments), a U.S. holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
▪	Because the U.S. federal income tax treatment (including the applicability of withholding) of the stated periodic interest payments on the notes is uncertain, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of stated periodic interest payments made to non-U.S. holders (as defined in the prospectus supplement). We will not pay any additional amounts in respect of such withholding.
▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.
▪	Under proposed U.S. Treasury regulations, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page PS-35 in product supplement STEPS-3) will begin no earlier than January 1, 2016.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-32 of product supplement STEPS-3.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the notes offered by this term sheet have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

STEP Income Securities®	TS-10

STEP Income Securities® Linked to the Common Stock of Biogen Idec Inc., due December 29, 2014

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

“STEP Income Securities®” and “STEPS®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S.

STEP Income Securities®	TS-11